Exhibit 5.1

August 2, 2012

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

Re:        Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Tesla Motors, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,809,463 shares of your common stock, par value $0.001 per share (the “Shares”), reserved for issuance pursuant to the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan (the “Plans”). As your legal counsel, we have reviewed the actions taken and are familiar with the actions proposed to be taken by you in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.